UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BIGCOMMERCE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11305 Four Points Drive, Building II, Third Floor

Austin, Texas 78726

LETTER TO STOCKHOLDERS

March 30, 2021

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of BigCommerce Holdings, Inc. on May 14, 2021, at 12:00 p.m. Central Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/BIGC2021 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

BRENT BELLM

CHAIRMAN, CHIEF EXECUTIVE OFFICER

AND PRESIDENT

BIGCOMMERCE HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2021

When	Friday,May 14, 2021 at 12:00 p.m. CDT		How to Vote in Advance

Where	Virtually at www.virtualshareholdermeeting.com/BIGC2021	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of three nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2021. The Board of Directors recommends a vote “FOR”.	By Phone	You can vote your shares by calling 1-800-690-6903

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on March 15, 2021. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2021
Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about March 30, 2021.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

BIGCOMMERCE HOLDINGS, INC.

BY ORDER OF THE BOARD OF DIRECTORS

BRENT BELLM

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND

PRESIDENT

Austin, Texas

Dated: March 30, 2021

BIGCOMMERCE HOLDINGS, INC.

11305 Four Points Drive, Building II, Third Floor

Austin, Texas 78726

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of BigCommerce Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about March 30, 2021. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to BigCommerce Holdings, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2021 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2020. This proxy statement covers our 2020 fiscal year, which was from January 1, 2020 through December 31, 2020, or fiscal 2020. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on February 26, 2021.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 14, 2021 at 12:00 p.m. CDT	Place	Virtually at www.virtualshareholdermeeting.com/BIGC2021

Record Date	March 15, 2021	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on March 15, 2021. Each share of Common Stock is entitled to one vote.

Number of Shares Outstanding as of Record Date	69,064,171 shares of the Company’s Series 1 common stock, par value $0.0001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the two proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals	Board Vote Recommendations		Page #
1	Election of 3 directors.	✓	FOR each director nominee	4

2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2021.	✓	FOR	14

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Three Directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

				Committee Membership
Name	Age	Director Since	Primary Occupation	Board of Directors	Audit Committee	Nominating and Corporate Governance	Compensation
Brent Bellm	49	2015	CEO and President, BigCommerce Holdings, Inc.	✓

Lawrence Bohn	69	2011	Managing Director, General Catalyst Partners.	✓		✓	Chair

Jeff Richards	49	2016	Managing Partner, GGV Capital	✓	✓	✓

Approval of Independent Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposal 2, approval of the proposal requires the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by Nasdaq rules and regulations. Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. Proposal 2 is a routine matter and no broker non-votes are expected to exist in connection with Proposal 2. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal 1, unless you provide instructions as to how your shares should be voted. If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares on Proposal 1 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions or calling 1-800-579-1639. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

General

Our Seventh Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board of Directors (our “Board of Directors”). As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Messrs. Brent Bellm, Lawrence Bohn and Jeff Richards as Class I directors with a term that would expire at the 2024 annual meeting of stockholders. Messrs. Steven Murray and John T. McDonald have been designated Class II directors, and their term expires at the 2022 annual meeting of stockholders. Mr. Donald E. Clarke and Ms. Ellen F. Siminoff have been designated Class III directors, and their term expires at the 2023 annual meeting of stockholders.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Messrs. Brent Bellm, Lawrence Bohn and Jeff Richards as nominees for election as Class I directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the 2024 annual meeting of the stockholders or until his successor is duly appointed or elected and qualified or until his earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee. Mr. Brent Bellm will not qualify as an independent director.

Messrs. Brent Bellm, Lawrence Bohn and Jeff Richards currently serve as members of our Board of Directors, and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class I director nominees, Brent Bellm, Lawrence Bohn and Jeff Richards. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the Class I director nominees.

Directors and Nominees

The following table and biographical information sets forth certain information about Messrs. Brent Bellm, Lawrence Bohn and Jeff Richards as well as the continuing directors. Such information is current as of March 30, 2021. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Brent Bellm	49	Chairman, Chief Executive Officer and President	2015
Lawrence Bohn	69	Director	2011
Donald E. Clarke	61	Director	2016
John T. McDonald	57	Director	2019
Steven Murray	52	Director	2018
Jeff Richards	49	Director	2016
Ellen F. Siminoff	53	Director	2020

Nominees for Election to the Board of Directors (Class I Directors)

Brent Bellm has served as our president, chief executive officer, and the chairman of our board of directors since June 2015. Prior to joining our company as our chief executive officer, Mr. Bellm was the president and chief operating officer of HomeAway Inc., a vacation rental online marketplace, from July 2010 to June 2015. Previously, Mr. Bellm served in various capacities at PayPal Holdings, Inc. from December 2002 to July 2010, most recently as vice president of global product, and at eBay, Inc. as director of corporate strategy from April 2001 to December 2002. Mr. Bellm worked with McKinsey & Company from September 1993 to January 2000. Mr. Bellm holds a B.A. in International Relations and Economics from Stanford University and an M.B.A. from Harvard Business School. We believe Mr. Bellm is qualified to serve as a member of our board of directors due to his perspective as our president and chief executive officer.

Lawrence Bohn has been a member of our board of directors since July 2011. Mr. Bohn has served as a managing director of General Catalyst Partners, a venture capital firm, since April 2003. Prior to joining General Catalyst, Mr. Bohn served as the president, chief executive officer and chairman of the board of directors of NetGenesis Corp. and president of PC Docs, Inc. Mr. Bohn served on the boards of directors of HubSpot, Inc. and Demandware, Inc. from 2007 until October 2017 and 2004 until January 2016, respectively. He also currently serves on the board of directors of several privately-held companies. Mr. Bohn holds a B.A. in English from the University of Massachusetts, Amherst, and an M.A. in Linguistics from Clark University. We believe Mr. Bohn is qualified to serve as a member of our board of directors because of his executive leadership experience and extensive experience in the fields of cloud computing and SaaS.

Jeff Richards has been a member of our board of directors since May 2016. Mr. Richards has served as a managing partner at GGV Capital, a California-based venture capital firm, since 2010, after joining the firm in 2008. Prior to joining GGV Capital, Mr. Richards founded two technology companies: R4 Global Solutions, Inc., which was acquired by Verisign, Inc. in 2005, and QuantumShift Communications, Inc. Mr. Richards served as vice president of digital content services at Verisign, Inc. from May 2005 to May 2008. Previously, Mr. Richards was a management consultant with PricewaterhouseCoopers LLP from April 1995 to October 1997. He currently sits on the boards of directors of multiple private software and technology companies. Mr. Richards holds a B.A. in Government from Dartmouth College. We believe Mr. Richards is qualified to serve as a member of our board of directors due to his extensive experience with global technology companies.

Class II Directors

Steven Murray has been a member of our board of directors since June 2018. Since January 2016, Mr. Murray has served as a partner at Revolution Growth, a venture capital firm. From April 1996 to January 2016, Mr. Murray worked at SoftBank Capital in various capacities, most recently as a partner. Previously, Mr. Murray worked for Deloitte & Touche LLP, from 1989 to 1996. Mr. Murray serves on the boards of directors for a number of public and private companies, including DraftKings, Inc. since August 2016, Interactions Corporation since June 2013, and Tala since March 2018. Mr. Murray holds a B.S. in Accounting from Boston College. We believe Mr. Murray is qualified to serve as a member of our board of directors due to his extensive experience with technology companies including his experience as a member of public company boards of directors.

John T. McDonald has been a member of our board of directors since August 2019. Since July 2010, Mr. McDonald has served as the chief executive officer and chairman of the board of directors of Upland Software Inc., a cloud-based software developer. Prior to founding Upland in 2010, Mr. McDonald was chief executive officer of Perficient, Inc. from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald was an associate with Skadden, Arps, Slate, Meagher & Flom LLP in New York from 1987 to 1993. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of several private companies and nonprofit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School. We believe Mr. McDonald is qualified to serve as a member of our board of directors because of his experience and his background in the technology industry, including serving as chairman and chief executive officer of two publicly traded technology companies.

Class III Directors

Donald E. Clarke has been a member of our board of directors since December 2016. Since January 2014, Mr. Clarke has served as the chief financial officer for Plex Systems, Inc., a cloud technology company, and also held the position of its interim chief executive officer from October 2017 through November 2018. Previously, he served as the chief financial officer for Eloqua, Inc. from March 2008 to March 2013. Prior to working at Eloqua, Mr. Clarke served as chief financial officer for Cloakware, Inc. from August 2006 to February 2008 and for Visual Networks, Inc. from July 2004 to March 2006. Mr. Clarke has served as a member of the board of directors of Alarm.com Holdings, Inc. since May 2014. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. We believe Mr. Clarke is qualified to serve as a member of our board of directors because of his experience in operations, strategy, accounting, and financial management at both publicly and privately held companies.

Ellen F. Siminoff has been a member of our board of directors since February 2020. Ms. Siminoff has served on the board of Zynga, Inc., the world’s leading provider of social games, since June 2012, the board of Discovery Education, a provider of digital curriculum resources and professional learning for K-12 classrooms, since August 2019, and the board of Verifone, a leader in payment processing and services, since February 2021. Ms. Siminoff also serves as a member of the Advisory Council of the Stanford Graduate School of Business. Ms. Siminoff previously served as the chief executive officer of Shmoop University, Inc., an educational publishing company, from March 2007 to February 2019 and on the board of directors for SolarWinds Inc., a provider of downloadable, enterprise-class network management software from June 2008 to February 2016. She also served as a founding executive at Yahoo! from February 1996 to February 2002. Ms. Siminoff holds an A.B. degree in Economics from Princeton University and an M.B.A. from the Stanford Graduate School of Business. We believe Ms. Siminoff is qualified to serve as a member of our board of directors because of her experience as a long-tenured media and technology executive and board member.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Affirmative Determinations Regarding Director and Nominee Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that each of Lawrence Bohn, Donald E. Clarke, John T. McDonald, Steven Murray, Jeff Richards, and Ellen F. Siminoff, representing six of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” as that term is defined under the rules of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director and the relationship of certain non-employee directors with certain of our significant stockholders.

Each member of our Board of Directors serving on our audit, compensation and nominating and corporate governance committees is “independent” within the meaning of the applicable rules of Nasdaq and, as applicable, the Exchange Act.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the board in risk oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks through discussions from committee members. We believe that our board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.

Attendance at Meetings

During the year ended December 31, 2020, our Board of Directors met twelve times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2020. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Brent Bellm*
Lawrence Bohn	C		✓
Donald E. Clarke		C
John T. McDonald	✓
Steven Murray		✓
Jeff Richards		✓	✓
Ellen F. Siminoff	✓		C

✓	Member
C	Chairperson
*	Chairman of the Board

Audit committee

Our audit committee consists of Donald E. Clarke, Steven Murray, and Jeff Richards, each of whom our board of directors has determined satisfies the independence requirements for audit committee members under the listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of our audit committee meets the financial literacy requirements under the rules and regulations of Nasdaq and the SEC. The chair of our audit committee is Mr. Clarke, who our board of directors has determined is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Our audit committee held three meetings in 2020.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation committee

Our compensation committee consists of John T. McDonald, Ellen F. Siminoff, and Lawrence Bohn, with Mr. Bohn serving as chair. Our board of directors has determined that each of the compensation committee members is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Code. The composition of our compensation committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held three meetings in 2020.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Ellen F. Siminoff, Jeff Richards, and Lawrence Bohn, with Ms. Siminoff serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Our nominating and corporate governance committee held one meeting in 2020.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Secretary of the Company, Jeff Mengoli, BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.16 of our Bylaws.

Director Compensation

The information contained in “Executive Compensation—Director Compensation” is incorporated herein by reference.

Shareholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investors.bigcommerce.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Jeff Mengoli, c/o BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Mengoli will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Mengoli to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.bigcommerce.com/corporate-governance/governance-overview.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2021. The affirmative vote of a majority of the Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of EY.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain EY. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of EY will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Our audit committee has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of BigCommerce Holdings, Inc. for the fiscal year ending December 31, 2021. Ernst & Young has served as our auditor since 2012. A representative of Ernst & Young is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal year ended December 31, 2020:

2020
Audit Fees(1)	$1,245,000
Audit Related Fees	—
Tax Fees(2)	4,743
All Other Fees	—

Total	$1,249,743

(1)

Audit Fees consisted of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of S-1s, comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Tax fees include fees for international tax advice related to equity compensation.

Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2020. The audit committee has adopted an Audit and

Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the PCAOB) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Messrs. Clarke, Murray and Richards are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of our website.

The audit committee oversees our financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE

Donald E. Clarke (Chair)

Steven Murray

Jeff Richards

Members of the Audit Committee

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 30, 2021, other than Brent Bellm (whose biographical information is shown under “Proposal 1: Election of Three Directors” on page 4). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Robert Alvarez	47	Chief Financial Officer
Lisa Eggerton	52	Chief Marketing Officer
Jimmy Duvall	48	Chief Product Officer
Brian Dhatt	44	Chief Technology Officer
Russell Klein	51	Chief Commercial Officer
Jeff Mengoli	50	Chief Legal Officer and Secretary
Marc Ostryniec	44	Chief Sales Officer
Paul Vaillancourt	64	Chief Services Officer
Thomas Aylor	45	Vice President, Accounting and Principal Accounting Officer

Robert Alvarez has served as our chief financial officer since October 2011. Prior to serving in this capacity, Mr. Alvarez served as the chief financial officer of LibreDigital, Inc. from June 2009 to September 2011. Previously, he served as the chief financial officer of Augmentix Corporation from February 2006 to March 2009. He serves as a member of the board of directors of Eterneva and the Austin Technology Council. Mr. Alvarez holds a B.B.A. in Accounting from the University of Texas at Austin.

Lisa Eggerton has served as our chief marketing officer since July 2018. Prior to serving as our chief marketing officer, Ms. Eggerton worked in various capacities at Umbel Corp., a digital marketplace, from August 2015 to February 2018, where she most recently served as chief executive officer, and at Bazaarvoice, Inc. from December 2010 to February 2015, where she most recently served as chief marketing officer. Ms. Eggerton served as a member of the board of directors of Alert Logic from 2014 to 2016. Ms. Eggerton holds a B.A. in Literature from Tulane University.

Jimmy Duvall has served as our chief product officer since July 2016. Prior to serving as our chief product officer, Mr. Duvall was vice president of product at Hootsuite Media Inc., a social media management platform, from December 2014 to July 2016. Previously Mr. Duvall was head of product, Magento at eBay Inc. from June 2012 to April 2014. Mr. Duvall holds a B.S. in Computer Information Systems from DeVry University.

Brian Dhatt has served as our chief technology officer since October 2016. Prior to serving as our chief technology officer, Mr. Dhatt served as chief technology officer for Borderfree, Inc. from March 2013 to January 2016. Previously, Mr. Dhatt worked in various capacities at the Gilt Groupe from November 2010 to March 2013, most recently as a vice president of engineering and product. Mr. Dhatt holds a B.S. in Computer Science from Duke University.

Russell Klein has served as our chief commercial officer since January 2018. Prior to serving as our chief commercial officer, Mr. Klein served as our senior vice president of corporate development from October 2015 to January 2018. Previously he was the co-founder and chief executive officer of Sendme, Inc. from 2006 to 2015. Mr. Klein holds a B.A. in Economics and East Asian Studies from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

Jeff Mengoli has served as our chief legal officer and secretary since July 2020. Prior to serving as our chief legal officer, Mr. Mengoli served as our general counsel beginning May 2016. Prior to serving as our general counsel, Mr. Mengoli worked with the Alibaba Group in various capacities from 2000 to 2016, including as general counsel for its United States subsidiaries. Mr. Mengoli was an associate at Wilson, Sonsini, Goodrich &

Rosati LLP from 1997 to 1999 and an associate at Gibson, Dunn & Crutcher LLP from 1995 to 1997. Mr. Mengoli holds an A.B. in Economics from Harvard University and a J.D. from the University of California, Berkeley.

Marc Ostryniec has served as our chief sales officer since June 2020. Prior to serving as our chief sales officer, Mr. Ostryniec served as our senior vice president of sales beginning January 2019. Prior to serving as our senior vice president, Mr. Ostryniec worked for Experian plc, serving as the head of partner solutions sales from August 2016 to December 2018 and as the head of sales of CSIdentity from September 2011 to August 2016. Mr. Ostryniec holds a Bachelor of Science in Computer Engineering from Virginia Polytechnic Institute and State University.

Paul Vaillancourt has served as our chief services officer since June 2020. Prior to serving as our chief services officer, Mr. Vaillancourt served as our senior vice president of client success and operational excellence beginning May 2013. Prior to serving as our senior vice president, Mr. Vaillancourt served as senior vice president of contact center operations for Support.com, Inc. from January 2008 to May 2013 and vice president of customer support for Activant Solutions Inc. from March 2005 to January 2008.

Thomas Aylor has served as our vice president, accounting and principal accounting officer since July 2020. Prior to joining BigCommerce, Mr. Aylor served as the chief financial officer of ProjectManager.com, a project management software provider, from September 2019 to July 2020. Previously, Mr. Aylor served as the chief financial officer of RetailMeNot, Inc., an online savings platform, from July 2017 to March 2019, and as its vice president, finance and principal accounting officer from August 2012 to July 2017. Prior to joining RetailMeNot, Inc., Mr. Aylor spent twelve years at Ernst & Young LLP in a variety of roles. Mr. Aylor holds a Bachelor of Business Administration in Accounting from Texas State University.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012. As an emerging growth company, we are providing compensation information pursuant to the reduced disclosure obligations applicable to emerging growth companies, and are relying on exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Named Executive Officers

Our “named executive officers” for our 2020 fiscal year, who consist of our principal executive officer and the two other most highly compensated executive officers, are:

•	Brent Bellm, Chairman, Chief Executive Officer and President

•	Robert Alvarez, Chief Financial Officer

•	Russell Klein, Chief Commercial Officer

2020 Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2019 and December 31, 2020, or such shorter period as indicated in the footnotes below, earned by, awarded to, or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brent Bellm Chief Executive Officer and President	2020	404,167	0	0	4,778,941	1,125,000	0	6,308,108
	2019	350,000	0	0	0	65,940	0	415,940

Robert Alvarez Chief Financial Officer	2020	363,542	0	0	1,792,103	562,500	0	2,718,145
	2019	350,000	0	0	0	46,158	0	396,158

Russell Klein Chief Commercial Officer	2020	318,958	0	0	1,592,986	418,750	0	2,330,694
	2019	300,000	0	0	0	39,564	0	339,564

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2020 and 2019, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in calculating the awards in these column are set forth in Note 9 “Stockholders’ equity (deficit)” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The amounts included with respect to performance-based restricted stock unit awards reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions as of the grant date.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2020. The market value of the shares in the following table is the fair value of such shares at December 31, 2020.

Name		Option awards							Stock awards
	Grant Date	Number of Securities underlying unexercised options exercisable (#)(1)		Number of securities underlying unexercised options unexercisable (#)(1)		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Brent Bellm	11/30/2018	900,000	(3)	0	(4)	—	3.03	11/30/2028	—	—	—		—
	5/27/2020					—			—	—	308,120	(5)	19,765,898

Robert Alvarez	7/29/2016	66,666	(6)	0		—	0.39	7/29/2016	—	—	—		—
	9/1/2016	154,743	(7)	0		—	0.39	6/22/2022	—	—	—		—
	9/1/2016	35,000	(8)	0		—	0.39	1/31/2024	—	—	—		—
	9/1/2016	66,666	(9)	0		—	0.39	4/25/2024	—	—	—		—
	11/30/2018	266,666	(3)	0	(10)	—	3.03	11/30/2028	—	—	—		—
	5/27/2020					—			—	—	115,545	(5)	7,412,212

Russell Klein	7/29/2016	24,285	(6)	0		—	0.39	7/29/2026	—	—	—		—
	9/1/2016	128,795	(11)	0		—	0.39	11/12/2025	—	—	—		—
	11/7/2016	115,901	(12)	0		—	0.39	11/7/2026	—	—	—		—
	12/31/2017	50,193	(3)	0	(13)	—	1.86	12/31/2027	—	—	—		—
	11/30/2018	130,000	(3)	0	(14)	—	3.03	11/30/2028	—	—	—		—
	5/27/2020					—					102,707	(5)	6,588,654

(1)

Under the terms of the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the option exercise price shall not be less than the Fair Market Value of a share of Stock on the effective date of grant of the option, determined in good faith by our Board with the assistance of a third-party valuation expert for options granted prior to our initial public offering.

(2)

Market value of awards granted under the 2020 plan is determined by multiplying the number of shares of stock that have not vested by $64.15, the closing price of our common stock on December 31, 2020.

(3)

Option was immediately exercisable upon grant as to unvested shares subject thereto, and to the extent the named executive officer has exercised his right to purchase any of such shares and the shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us upon the termination of the service of such named executive officer.

(4)	Option vested 25% on November 14, 2019 and 1/48th monthly thereafter until fully vested on 11/14/2022. As of December 31, 2020, 468,750 options had vested.
(5)	One-fourth of the restricted stock units granted on May 27, 2020 will vest on each of May 27, 2021, May 27, 2022 and May 27, 2023.
(6)	Option vested 25% on August 1, 2017 and 1/48th monthly thereafter until fully vested on August 1, 2020.
(7)	Option vested 25% on December 26, 2013 and 1/48th monthly thereafter until fully vested on September 26, 2015.
(8)	Option vested 25% on January 1, 2015 and 1/48th monthly thereafter until fully vested on January 1, 2018.
(9)	Option vested 25% on May 1, 2015 and 1/48th monthly thereafter until fully vested on May 1, 2018.
(10)	Option vested 25% on November 14, 2019 and 1/48th monthly thereafter until fully vested on 11/30/2022. As of December 31, 2020, 138,889 options had vested.
(11)	Option vested 25% on October 14, 2016 and 1/48th monthly thereafter until fully vested on October 14, 2019.
(12)	Option vested 25% on December 31, 2017 and 1/48th monthly thereafter until fully vested on December 31, 2020.
(13)	Option vested 25% on December 16, 2018 and monthly thereafter until fully vested on 12/16/2021. As of December 31, 2020, 37,649 options had vested.
(14)	Option vested 25% on November 14, 2019, and monthly thereafter until fully vested on 11/14/2022. As of December 31, 2020, 67,716 options had vested.

Employment Agreements and Potential Payments Upon Termination or Change of Control

Brent Bellm

On May 29, 2015, we entered into an employment offer letter with Brent Bellm, who currently serves as our president and chief executive officer. Mr. Bellm’s employment offer letter provides for at-will employment and sets forth his initial annual base salary, target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Bellm’s current annual base salary is $450,000. Mr. Bellm also is subject to our standard Proprietary Information and Inventions Agreement regarding ownership of intellectual property.

Under Mr. Bellm’s employment offer letter, as amended February 12, 2019, in the event that Mr. Bellm’s employment with us is terminated at any time without cause, then, subject to and contingent upon Mr. Bellm’s execution, delivery, and non-revocation of a general release and waiver in a form satisfactory to us within 60 days after the termination date, Mr. Bellm will be entitled to receive payments equal to six months of his base salary, payable in accordance with our normal payroll practices, over the three months following his termination date, and acceleration of unvested equity pursuant to the terms of Mr. Bellm’s stock option agreements or other equity award agreements to the amount that would become vested during the six-month period after the date of termination or resignation.

In addition to the foregoing, in the event that Mr. Bellm’s employment with us is terminated within three months prior to or eighteen months following a change in control without cause or because he resigns for good reason, then Mr. Bellm will be entitled to receive full acceleration of his unvested stock options and other equity awards.

Robert Alvarez

On May 01, 2014, we entered into an employment offer letter with Robert Alvarez, who currently serves as our chief financial officer. Mr. Alvarez’s employment offer letter provides for at-will employment and sets forth his initial annual base salary, target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Alvarez’s current annual base salary is $375,000. Mr.Alvarez also is subject to our standard Proprietary Information and Inventions Agreement regarding ownership of intellectual property.

Under Mr. Alvarez’s employment offer letter, as amended February 11, 2019, in the event that Mr. Alvarez’s employment with us is terminated at any time without cause, then, subject to and contingent upon Mr. Alvarez’s execution, delivery, and non-revocation of a general release and waiver in a form satisfactory to us within 60 days after the termination date, Mr. Alvarez will be entitled to receive payments equal to six months of his base salary, payable in accordance with our normal payroll practices, over the three months following his termination date, and acceleration of unvested equity pursuant to the terms of Mr. Alvarez’s stock option agreements or other equity award agreements to the amount that would become vested during the six-month period after the date of termination or resignation.

In addition to the foregoing, in the event that Mr. Alvarez’s employment with us is terminated within three months prior to or eighteen months following a change in control without cause or because he resigns for good reason, then Mr. Alvarez will be entitled to receive full acceleration of his unvested stock options and other equity awards.

Russell Klein

On December 26, 2017, we entered into an employment offer letter with Russell Klein, who currently serves as our chief commercial officer. Mr. Klein’s employment offer letter provides for at-will employment and sets forth his initial annual base salary, target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Klein’s current annual base salary is $335,000. Mr. Klein also is subject to our standard Proprietary Information and Inventions Agreement regarding ownership of intellectual property.

Under Mr. Klein’s employment offer letter, as amended February 14, 2019, in the event that Mr. Klein’s employment with us is terminated at any time without cause, then, subject to and contingent upon Mr. Klein’s execution, delivery, and non-revocation of a general release and waiver in a form satisfactory to us within 60 days after the termination date, Mr. Klein will be entitled to receive payments equal to six months of his base salary, payable in accordance with our normal payroll practices, over the three months following his termination date, and acceleration of unvested equity pursuant to the terms of Mr.Klein’s stock option agreements or other equity award agreements to the amount that would become vested during the six-month period after the date of termination or resignation.

In addition to the foregoing, in the event that Mr. Klein’s employment with us is terminated within three months prior to or eighteen months following a change in control without cause or because he resigns for good reason, then Mr. Klein will be entitled to receive an amount equal to the prorated portion of the bonus amount based on the number of days worked in the applicable year prior to the end of employment.

DIRECTOR COMPENSATION

We did not pay cash or any other compensation to any of our non-employee directors during the year ended December 31, 2020, other than as described below. We do reimburse our directors for reasonable travel expenses incurred in connection with service on our board of directors. Compensation paid or accrued for services rendered to us by Mr. Bellm in his role as president and chief executive officer is included in our disclosure related to executive compensation in this section of this prospectus. Mr. Bellm does not receive additional compensation for his service on our board of directors. The compensation that Messrs. Clarke and McDonald, and Ms. Siminoff received for the year ended December 31, 2020 is reported in the table below.

In fiscal year 2020, each of our non-employee non-investor-affiliated directors received an annual retainer of $30,000, with an additional annual retainer of $15,000 for the chairman of the Board, prorated for time of committee membership in 2020. In addition, each non-employee non-investor-affiliated member of the board committees received the following annual retainers:

Committees	Chair Retainer(1)	Member Retainer(1)
Audit	$20,000	$10,000
Nominating and Corporate Governance	8,000	4,000
Compensation	10,000	5,000

(1)	All directors entitled to a retainer as a result of serving on a board committee elected to receive their retainer in the form of stock awards in lieu of cash.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee non-investor-affiliated directors in 2020. Neither our Chief Executive Officer and President, who currently serves as Chairman, nor our investor-affiliated Board members, Messrs. Bohn, Murray and Richards, receive additional compensation for Board or committee service.

Name	Fees Earned ($)	Stock Awards ($)		Option Awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Donald E. Clarke	—	98,661	(1)	—	—	—	—	98,661
John T. McDonald	—	8,342	(1)	—	—	—	—	8,342
Ellen F. Siminoff	—	10,283	(1)	304,346	—	—	—	314,629

(1)	Elected to receive board and committee retainers in the form of stock awards in lieu of cash.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the BigCommerce Holdings, Inc. Amended and Restated 2013 Stock Plan (the “2013 Plan”), the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and the BigCommerce Holdings, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under the foregoing plans as of December 31, 2020:

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights(1)	Weighted- average exercise price of outstanding options and rights(2)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column 1(4)
Equity compensation plans approved by stockholders(3)	9,461,665	4.28	3,797,057
Equity compensation plans not approved by stockholders	—	—	—

Total	9,461,665	$4.28	3,797,057

(1)

Represents the number of underlying shares issuable under outstanding options and restricted stock units (“RSUs”), under the respective plans. There are 1,215,890 shares attributable to outstanding RSUs and 8,000,231shares attributable to outstanding options under the 2013 Plan. There are 187,665 shares attributable to outstanding RSUs and 57,879 shares attributable to outstanding options under the 2020 Plan.

(2)

Represents weighted-average exercise price of options outstanding under the 2013 Plan and the 2020 Plan. See note 1 above with respect to RSUs granted under the 2013 Plan and 2020 Plan. The weighted-average exercise price does not take these awards into account.

(3)	Consists of the 2013 Plan and the 2020 Plan.
(4)

The number of shares reserved for issuance under our 2020 Plan shall be cumulatively increased on January 1, 2021 and on each subsequent January 1 through and including January 1, 2031, by a number of shares equal to the smaller of (a) five percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 15, 2021 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 15, 2021 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 69,064,171 shares of Common Stock outstanding as of March 15, 2021. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers And Directors:
Brent Bellm(2)	1,916,899	2.8%
Lawrence Bohn(3)	6,603,610	9.6%
Donald E. Clarke	146,666	*
John T. McDonald(4)	73,333	*
Steven Murray(5)	7,667,966	11.1%
Jeff Richards(6)	2,878,161	4.2%
Ellen F. Siminoff(7)	73,333	*
Robert Alvarez(8)	450,647	*
Russell Klein	141,641	*

All Executives Officers and Directors as a Group (16 persons)(9)	21,924,238	31.7%

Five Percent Stockholders:
General Catalyst Group(10)	8,253,453	12.9%
Revolution Growth II, LP(11)	5,668,738	8.8%
Wadih Machaalani(12)	4,959,675	7.1%
Mitchell Harper(13)	3,564,675	5.1%
Matrix Capital Management Company LP(14)	3,403,708	5.3%

*	Means less than 1%.
(1)	The addresses of all the officers and directors listed are in the care of BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726.
(2)

Includes 496,696 shares indirectly held at Wild Basin, Ltd.,100,389 shares indirectly held through Mt Eden. Ltd., and 900,000 stock options which were immediately exercisable on the grant date, of which 562,500 are vested within 60 days of the record date.

(3)

Includes 2,531,821 shares indirectly held as managing director of General Catalyst GP IV,LLC; 67,176 as managing director of General Catalyst GP IV, LLC; 1,361,295 as managing director of General Catalyst Group V, L.P.; 81,865 as managing director of GC Entrepreneurs Fund V, L.P. and 2,560,546 as managing director of General Catalyst Group V Supplemental, L.P. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities.

(4)	Reflects options immediately exercisable at grant. 61,113 shares are vested within 60 days of the record date.
(5)

Includes 5,668,738 shares indirectly held as operating manager of Revolution Growth UGP II, LLC, the general partner of Revolution Growth GP II, LP, which is the general partner of Revolution II. Revolution Growth UGP II, LLC, Revolution Growth GP II, LP.; and includes 1,999,228 shares indirectly held as the managing member of SB PV GP LLC, which is the general partner of SB PV GP, L.P., the general partner of Softbank Princeville. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities.
(6)

Includes 2,776,273 shares indirectly held as managing director of GGV Capital V L.L.C. which is the general partner of GGV Capital V L.P., and 101,888 shares indirectly held as managing director of GGV Capital V L.L.C. which is the general partner of GGV Capital V Entrepreneurs Fund L.P.

(7)	Reflects options immediately exercisable at grant. 42,779 shares are vested within 60 days of the record date, of which 30,554 are subject to repurchase until February 27, 2022.
(8)

Includes 185,185 shares indirectly held in the Robert Alvarez Gifting Trust; 59,240 shares indirectly held in the Robert and Jackie Alvarez Revocable Trust and 266,666 options immediately exercisable at grant of which 233,335 shares are vested within 60 days of the record date.

(9)	Includes 1,071,387 unvested options immediately exercisable at grant of which 110,581 will vest within 60 days of the record date.
(10)

Pursuant to a Schedule 13G dated February 16, 2021, General Catalyst Group has shared dispositive power with respect to 8,253,453 shares of our common stock and shared voting power with respect to 8,253,453 shares of our common stock. GC IV is the record owner of 3,164,776 Series 1 Common Shares, E Fund IV is the record owner of 83,970 shares (together, the “Fund IV Record Shares”). GC V is the record owner of 1,701,694 shares, E Fund V is the record owner of 102,331 shares and GC V Supplemental is the record owner of 3,200,682 shares (together, the “Fund V Record Shares”, the Fund IV Record Shares and the Fund V Record shares collectively, the “Record Shares”).

As the sole general partner of GC IV and E Fund IV, GC IV GPLP may be deemed to beneficially own the Record Shares. As the sole general partner of GC IV GPLP, GC IV GP LLC may be deemed to own beneficially the Record Shares. As the sole general partner of GC V, E Fund V and GC V Supplemental, GC V GPLP may be deemed to beneficially own the Record Shares. As the sole general partner of GC V GPLP, GC V GP LLC may be deemed to own beneficially the Record Shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares.

Each of Joel E. Cutler, David P. Fialkow and Lawrence S. Bohn may be deemed to beneficially own the Record Shares. Hemant Taneja may be deemed to beneficially own the Fund V Record Shares. The principle business address for each reporting person is 20 University Road, 4th Floor, Cambridge, MA 02138

(11)

Pursuant to a Schedule 13G dated February 16, 2021, Revolution Growth II, LP has shared dispositive power with respect to 5,668,738 shares of our common stock and shared voting power with respect to 5,668,738 shares of our common stock. The shares reported herein are directly owned by Revolution Growth. Revolution Growth GP is the general partner of Revolution Growth. Revolution Growth UGP is the general partner of Revolution Growth GP. Steven J. Murray, as the operating manager of Revolution Growth UGP has voting power with respect to the shares held by Revolution Growth. Steven J. Murray, Stephen M. Case and Theodore J. Leonsis, as members of the investment committee of Revolution Growth UGP, may be deemed to share dispositive power over the shares held by Revolution Growth. The principle business address for each of Revolution Growth, Revolution Growth GP, Revolution Growth UGP, Steven J. Murray, Stephen M. Case and Theodore J. Leonsis is 1717 Rhode Island Avenue NW, 10th Floor, Washington, DC 20036.

(12)

Pursuant to a Schedule 13G dated February 12, 2021, Wadih Machaalani has sole dispositive power with respect to 4,959,675 shares of our common stock and sole voting power with respect to 4,959,675 shares of our common stock. The principal business address for Mr. Machaalani is BigCommerce Holdings, Inc., 11305 Four Points Drive Building II, Third Floor, Austin, Texas 78726.

(13)

Pursuant to a Schedule 13G dated February 12, 2021, Mitchell Harper has sole dispositive power with respect to 3,564,675 shares of our common stock and sole voting power with respect to 3,564,675 shares of our common stock. The principal business address for Mr. Harper is BigCommerce Holdings, Inc., 11305 Four Points Drive Building II, Third Floor, Austin, Texas 78726.

(14)

Pursuant to a Schedule 13G dated February 16, 2021, Matrix Capital Management Company LP has sole dispositive power with respect to 3,403,708 shares of our common stock and sole voting power with respect to 3,403,708 shares of our common stock. Matrix Capital Management Company LP and its Managing General Partner, David E. Goel, each reported having sole voting and dispositive powers over all 3,403,708 shares of our common stock, and shared voting and dispositive powers over none of the shares. The principal business office of each of Matrix Capital Management Company LP and Mr. Goel is c/o Matrix Capital Management Company LP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2020 were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2020, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” section and the transactions described below.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2022 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than November 30, 2021. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director that you intend to present at our 2022 annual meeting of stockholders is not later than the close of business on the 90th day (February 13, 2022), nor earlier than the 120th day (January 14, 2022) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Secretary, 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726, or call our Investor Relations at 607-351-7812, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 26, 2021, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. JEFF MENGOLI, SECRETARY, BIGCOMMERCE HOLDINGS, INC., 11305 FOUR POINTS DRIVE, BUILDING II, THIRD FLOOR, AUSTIN, TEXAS 78726. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

BIGCOMMERCE HOLDINGS, INC. 11305 FOUR POINTS DRIVE BUILDING 2, 3RD FLOOR AUSTIN, TX 78726 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BIGC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D44988-P52026 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BIGCOMMERCE HOLDINGS, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Brent Bellm 02) Lawrence Bohn 03) Jeff Richards To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D44989-P52026 BIGCOMMERCE HOLDINGS, INC. Annual Meeting of Shareholders May 14, 2021 12:00 PM Central Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Brent Bellm, Chief Executive Officer, and Jeff Mengoli, Chief Legal Officer and Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of BIGCOMMERCE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 PM Central Time on May 14, 2021, virtually at www.virtualshareholdermeeting.com/BIGC2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side